Exhibit (a)(5)(L)

FOR IMMEDIATE RELEASE

Media Contacts:	Jessica Fine	Investor Contacts:	Peter Dannenbaum
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	Melissa Moody		Steven Graziano
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Merck Completes Acquisition of Acceleron Pharma Inc.

KENILWORTH, N.J., Nov. 22, 2021—Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced the successful completion of the acquisition of Acceleron Pharma Inc. (Nasdaq: XLRN).

“This is an important and strategic opportunity for our company to continue growing our cardiovascular portfolio and pipeline, that builds on our long and proud legacy in cardiovascular disease and further bolsters our business development strategy,” said Rob Davis, chief executive officer and president, Merck. “Fueled by Acceleron’s groundbreaking research, we are excited to explore the opportunities and possibilities ahead to reach even more patients by addressing this critical health need.”

Acceleron is focused on harnessing the power of the transforming growth factor (TGF)-beta superfamily of proteins that is known to play a central role in the regulation of cell growth, differentiation and repair. Acceleron’s lead therapeutic candidate, sotatercept, has a novel mechanism of action with the potential to improve short-term and/or long-term clinical outcomes in patients with pulmonary arterial hypertension (PAH), a progressive and life-threatening blood vessel disorder. Sotatercept is in Phase 3 trials as add-on to current standard of care for the treatment of PAH.

About Merck

For over 130 years, Merck, known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases in pursuit of our mission to save and improve lives. We demonstrate our commitment to patients and population health by increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to prevent and treat diseases that threaten people and animals – including cancer, infectious diseases such as HIV and Ebola, and emerging animal diseases – as we aspire to be the premier research-intensive biopharmaceutical company in the world. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2020 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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